EXHIBIT 99.2

Fourth Quarter 2006 Earnings Slides February 8, 2007

  Interest expense     $1.0M   Income taxes     $1.2M**  Net income & EPS negatively     impacted by non-operating     charges; $7.2M after-tax, or $0.08     per share  Q4 Financial Review*– ADESA, Inc.       Revenues up $30.9M to $269.5M         Net income of $19.8M / $0.22 EPS         Operating profit decreased $2.5M to $39.5M  Includes $9.5M of non-operating charges   * Unless otherwise specified, all comparisons are vs. Q4 2005 ** Income tax benefit related to the $9.5M of non-operating charges = $2.3M $30.9M ASG Organic,  58% DSG, 13% Acquisitions,  23% FX, 6%

       Operating profit    $1.7M to $31.4M   $16.5M increase in cost of services Increased volumes + lower margin ancillary services (transportation & reconditioning) Lower conversion rate        $6.7M increase in SG&A Increased IT costs Normal compensation increases Incremental stock-based compensation  ($0.4M)    $2.0M increase in D&A                   Revenue growth of $26.9M to $233.6M * Unless otherwise specified, all comparisons are vs. Q4 2005 Q4 Financial Review* - Auction Services Group  $26.9M 43% 27% 7% 23% Higher Ancillary Services, Selective Fee Increases Acquisitions FX / Other Volume Higher Ancillary  Services,  Selective Fee  Increases, 43% Acquisitions,  27% FX, 7% Volume, 23%

Q4 Financial Review* - Dealer Services Group           Revenue growth of $4.0M to $35.9M               Loan transactions up 10% to 285K Revenue per loan transaction up 2% to  $126  Operating profit increased $4.8M to $23.1M * Unless otherwise specified, all comparisons are vs. Q4 2005 Portfolio at $776M; up 18%; Over 95% current $4.0M Loan  Transaction  Growth, 75% Interest Rate  Increases, 20% Increased Vehicle  Values / Other, 5%

Q4 Financial Review Continued         Other Financial Metrics   Debt to capital – 22.7% vs. 23.1% at Q3 2006 EBITDA  - $53.7M* versus $55.1M last year: $278.3M* YTD  Capital expenditures of $13M for Qtr / $37M YTD Approximately $11M under $48M guidance    Cash of $203M  ($83M available)  * 2006 includes a non-cash charge of $3.4 million representing a reduction of ownership interests in aircraft, and $6.1 million in transaction expenses associated with the merger agreement.  This slide includes certain non-GAAP measures. These non-GAAP measures are reconciled to the most directly comparable GAAP measures in Appendix 1 to this presentation.

(1) Does not include salvage vehicles.  (2) Conversion percentage represents the number of used vehicles sold as a % of the number of used vehicles entered or offered for sale at used vehicle auctions.  Does not include salvage vehicles. (3) Amounts restated to exclude the operations of ComSearch, Inc. which was sold in Q3 2005. Fourth Quarter Statistics: 2002 – 2006 2006 2005 2004 2003 2002 Vehicles Entered (000's) (1) 696             636             668             705             714             Vehicles Sold (000's)    Used 412             398             402             419             393                Salvage 71               52               46               48               42               Total Vehicles Sold 483             450             448             467             435             Conversion Percentage (2) 59.2% 62.5% 60.2% 59.5% 55.1% Revenue per Vehicle Sold (3) $484 $460 $430 $407 $396 Loan Transactions (000's) 285             259             269             238             231             Revenue per Loan Transaction $126 $123 $115 $110 $110

2006  Major Cash Flow Uses  ($ In Millions) Q1 2006 Q2 2006 Q3 2006 Q4 2006 YTD 2006 CASH PAID FOR INTEREST (3.9) $          (8.7) $          (3.8) $          (7.4) $          (23.8) $        CASH TAXES (21.6) $        (21.5) $        (13.6) $        (17.1) $        (73.8) $        DIVIDENDS (6.7) $          (6.7) $          (6.8) $          (6.8) $          (27.0) $        DEBT REPAYMENT ($50M DISCRETIONARY) (7.5) $          (7.5) $          (57.5) $        (7.5) $          (80.0) $        CAPITAL EXPENDITURES (6.2) $          (10.7) $        (7.3) $          (12.9) $        (37.1) $        ACQUISITIONS (29.7) $        (0.3) $          (24.7) $        (1.1) $          (55.8) $        INVESTMENTS (12.5) $        - $           (0.1) $          - $           (12.6) $

APPENDIX 1 EBITDA RECONCILIATION

ADESA, Inc.
Reconciliation of Adjusted EBITDA
($ In Millions)

	QTD 2006	QTD 2005	Incr<Decr> $	Incr<Decr> %	YTD 2006	YTD 2005	Incr<Decr> $	Incr<Decr> %
Net Income	$ 19.8	$ 23.1	$ (3.3)	(14.3%)	$ 126.3	$ 125.5	$ 0.8	0.6%
Add Back:								
Loss (income) from discontinued operations	0.1	0.2	(0.1)		0.5	0.6	(0.1)	
Income from continuing operations	$ 19.9	$ 23.3	$ (3.4)	(14.6%)	$ 126.8	$ 126.1	$ 0.7	0.6%
Add Back:								
Income taxes	15.0	13.8	1.2		77.6	75.8	1.8	
Interest expense	6.2	7.2	(1.0)		27.4	31.2	(3.8)	
Depreciation and amortization	12.6	10.8	1.8		46.5	40.8	5.7	
	33.8	31.8	2.0		151.5	147.8	3.7	
EBITDA	$ 53.7	$ 55.1	$ (1.4)	(2.5%)	$ 278.3	$ 273.9	$ 4.4	1.6%
Adjustments for non-recurring items:								
Aircraft impairment *(1)*	3.4	-	3.4		3.4	-	3.4	
Transaction expenses *(2)*	6.1	-	6.1		6.1	-	6.1	
Debt prepayment expenses *(3)*	-	-	-		-	2.9	(2.9)	
Gain on termination of swap *(4)*	-	-	-		-	(0.5)	0.5	
	9.5	-	9.5		9.5	2.4	7.1	
EBITDA Adjusted for non-recurring expenses	$ 63.2	$ 55.1	$ 8.1	14.7%	$ 287.8	$ 276.3	$ 11.5	4.2%

(1) In the fourth quarter 2006, the Company received notice of ALLETE, Inc.'s election to terminate the Joint Aircraft Ownership and Management Agreement. As a result, the Company recorded a non-cash pretax charge of $3.4 million representing a reduction of ownership interests in the aircraft and other costs associated with the termination of the agreement.

(2) In the fourth quarter 2006, the Company entered into a Merger Agreement to be acquired by a group of private equity funds. The Company incurred approximately $6.1 million in transaction expenses consisting primarily of legal and professional fees associated with the Merger Agreement.

(3) In the third quarter of 2005, a charge was incurred for the write-off of unamortized debt issuance costs associated with the Company's June 2004 credit facility and expenses related to the amended and restated credit facility.

(4) The SWAP agreement related to the former Term Loan B facility was terminated in the third quarter 2005, as a result of the amendment and restatement of the credit facility. Consequently, the $0.5 million unrealized gain on hedge that was a component of "Other Comprehensive Income" prior to the termination, was recorded as a $0.5 million realized gain in "Other Income" in the third quarter 2005.

Slide 9